Exhibit 99.1

Contacts:
Linda Lennox	Michele Rozen
Lantheus Medical Imaging	Pure Communications
Office: 978-671-8854	Office: 617-730-8284
Cell: 978-995-5698	Cell: 617-953-2214

LANTHEUS MEDICAL IMAGING ANNOUNCES PROMOTION OF ROBERT GAFFEY TO CHIEF FINANCIAL OFFICER

No. BILLERICA, Mass. (January 18, 2011) — Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic imaging, today announced the promotion of Robert Gaffey to Chief Financial Officer. He was most recently Vice President, Finance and Information Technology. In this expanded role, Mr. Gaffey will add the leadership for investor relations and strategic corporate communications to his current responsibilities of directing the Company’s global financial strategy. Mr. Gaffey will continue to report to Lantheus President and Chief Executive Officer, Don Kiepert.

“Bob has been a tremendous asset to the Company, having served in multiple leadership roles since the Company’s early days,” said Mr. Kiepert. “This promotion reflects his many contributions to the Company and the instrumental role he played in leading the Company into the public domain through our recent bond offering. As Chief Financial Officer, Bob’s financial expertise will continue to be of significant value as we execute our corporate strategy and grow the Company.”

Mr. Gaffey has served in several key leadership positions at the Company for more than 35 years. Starting his career when the Company was part of E.I. DuPont de Nemours, he helped lead the Company through its transition to Bristol-Myers Squibb Medical Imaging and the sale to a private equity investment firm, which re-launched the Company as Lantheus Medical Imaging.  Mr. Gaffey earned a B.S. from Bentley College and an M.B.A. from Widener University.

About Lantheus Medical Imaging, Inc.

Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic medicine for more than 50 years, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The Company’s proven success in discovering, developing and marketing innovative medical imaging agents provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease, TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has more than 650 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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